PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact: Matt McNulty

             Chief Financial Officer                                                                                                904/858-9100

PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR

THE THIRD QUARTER AND YTD FISCAL YEAR 2021

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; July 28, 2021

Third Quarter Operating Results

The Company reported net income of $323,000, or $.09 per share for the quarter ended June 30, 2021, compared to $573,000, or $.17 per share, in the same quarter last year. This quarter’s net income included $133,000, or $.04 per share, from gains on real estate sales net of income taxes.

Total revenues for the quarter were $20,855,000, up $1,844,000 from the same quarter last year. Last year’s quarter was negatively impacted by COVID-19 (~$3.5M) while this year’s quarter was negatively impacted by the reduction of one customer account starting February, 2021 (~$2.3M per quarter) and the continued reduction in driver count due to turnover and the driver shortage (down ~100 drivers from the 3rd quarter of last year). Transportation revenues (excluding fuel surcharges) were $18,746,000, up $714,000 or 4%. Revenue miles were down 303,000, or 5%, over the same quarter last year. Transportation revenue per mile was up $.27, or 9.2%, due to an improved business mix and rate increases. Fuel surcharge revenue was $2,109,000, up $1,130,000 from the same quarter last year.

Compensation and benefits increased $625,000, mainly due to our increased driver compensation package (approximately 15% effective April 29, 2021) which was offset by a $233,000 reduction in support wages. Gross fuel expense increased $830,000 as a result of higher cost per gallon. Insurance and losses increased $346,000, primarily from higher health care claims (claims were very low due to COVID-19 in last year’s quarter). Depreciation expense was down $153,000 in the quarter as we continue to reduce our fleet size to meet our business levels. SG&A expense was higher by $445,000 resulting from increased travel $98,000, a $150,000 one time gain related to the Danfair acquisition included in last year’s quarter and $125,000 of 401k match expense compared to $0 in the same quarter last year when we used forfeitures to pay the match. This fiscal year we used the 401k forfeitures to pay the match in the 2nd quarter and will continue to do that going forward as long as we have the forfeitures available. Corporate expense was higher by $64,000 due to several smaller items. Gain on sale of terminal sites was $183,000 due to the sale and partial leaseback of our terminal located in Chattanooga, TN. Gain on disposition of assets was $46,000 versus $224,000 in the same quarter last year

As a result, operating profit this quarter was $452,000 compared to $794,000 in the same quarter last year. Operating ratio was 97.8 this quarter versus 95.8 the same quarter last year.

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First Nine Months Operating Results for Fiscal year 2021

The Company reported net income of $585,000, or $.17 per share, compared to a net loss of ($292,000), or ($.09) per share, in the same period last year. The first nine months’ net income included $1,170,000, or $.34 per share, from gains on real estate sales net of income taxes.

Total revenues for the period were $60,811,000, down $6,536,000 from the same period last year, of which $4,308,000 resulted from the downsizing of one customer account beginning February, 2021 and the remainder of the revenue variance was primarily attributable to the declining driver count. The driver shortage is an industry wide event that saw driver counts decline during COVID-19 and, now that demand has returned, there are not enough viable applicants to fill the void. Transportation revenues (excluding fuel surcharges) were $56,187,000, down $6,004,000 or 10%. Revenue miles were down 3,230,000 miles, or 15%, over the same period last year. Transportation revenue per mile was up $.18, or 6.2%, due to an improved business mix and rate increases. Fuel surcharge revenue was $4,624,000, down $532,000 from the same period last year.

Compensation and benefits decreased $3,016,000, mainly due to lower company miles, as well as the elimination of minimum driver pay expense and reductions in non-driver support positions. Gross fuel expense decreased $1,017,000 as a result of lower company miles. Repairs and tire expense decreased $471,000 due to lower miles this quarter. Insurance and losses decreased $927,000, primarily from lower health care claims somewhat offset by the single tractor rollover accident last quarter. Depreciation expense was down $526,000 as we continue to reduce our fleet size to meet our business levels. SG&A expense was lower by $368,000 resulting primarily from permanent cost reductions. Corporate expenses were down $197,000 due mainly to lower compensation expense, legal and audit fees. Gain on sale of land was $1,614,000 due to the sale of our former terminal location in Pensacola, FL and the sale and partial leaseback of our terminal in Chattanooga, TN. Loss on disposition of assets was $153,000 primarily due to the write off of the equipment involved in the single tractor rollover accident versus a gain of $674,000 in the same period last year.

As a result, operating profit was $822,000 compared to an operating loss of ($518,000) in the same period last year. Excluding the gain on sale of terminal sites and the negative impacts of the rollover accident, operating loss for the nine months was ($325,500). Operating ratio was 98.6 in the first nine months versus 100.8 the same period last year.

Summary and Outlook

Heading into the 3rd quarter we determined that the driver shortage and high turnover was unsustainable and that a driver pay increase was imperative if we were going to reverse the tide. On April 29th, we implemented a significant driver pay increase (15%+). We went to all of our customers and proposed a rate increase to completely offset the impacts of the pay increase and all but one very small account accepted the rate increase. Many other customers who were due for a rate increase also accepted an added increase on top of that required to cover the driver pay. Most of these increases were implemented during the month of May with some starting in June and will be fully flowing through in the 4th quarter. We still have rate increase negotiations on-going with some additional customers, including our largest account, most of which will be implemented across the fourth quarter. We fully expect to continue pushing prices in the coming year in order to improve operating profit.

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The impact of the driver pay increase has been beneficial, specifically on retention where we have seen an ~50% reduction in voluntary turnover following the announcement. While we have seen an uptick on the application and hiring side it has not yet been as significant as the retention piece but we continue to press forward through targeted advertisements and using our drivers to promote the compensation package with referral bonuses. Overall, the net result thus far is that we are maintaining our driver count fairly level since April, versus losing ~10-12 drivers per month previously, and we hope to see driver growth as the hiring side picks up and we get drivers trained and producing revenue.

Our balance sheet remains solid with $10.6 million of cash and cash equivalents as of June 30, 2021, and no outstanding debt. We do not anticipate replacing any equipment until the first quarter of fiscal year 2022 putting our current planned capital expenditures at ~$1,000,000 for fiscal year 2021 and then returning to a more normalized capex spend (~$6M) in FY 2022. The Tampa property remains under contract with an outside closing date of September 19, 2021 at a sales price of $9,500,000.

Impact of the COVID-19 Pandemic

The COVID-19 pandemic continues to have some impact on demand for oil and petroleum products in certain markets but, mainly due to the rollout of the vaccine, that impact was far less in this quarter than had been experienced since the beginning of the pandemic. As an essential business, we have continued to operate throughout the pandemic in accordance with CDC guidance and orders issued by state and local authorities.

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Conference Call

The Company will host a conference call on July 28, 2021 at 3:00 PM (EDT). Analysts, shareholders and other interested parties may access the teleconference live by calling 1-877-407-0778 domestic or international at 1-201-689-8565. Computer audio live streaming is available via the Internet through the Company’s website at www.patriottrans.com at the Investor Relations tab or https://www.webcaster4.com/Webcast/Page/2058/41910. An audio replay will be available for sixty (60) days following the conference call by dialing toll free 1-877-481-4010 domestic or international 1-919-882-2331 then enter pass code 41910. An audio archive can be accessed through the Company’s website at www.patriottrans.com on the Investor Relations tab or at https://www.webcaster4.com/Webcast/Page/2058/41910.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include the impact of the COVID-19 pandemic on our revenues, operations and financial condition; general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company’s transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company engaged in the hauling of liquid and dry bulk commodities.

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PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	JUNE 30,		JUNE 30,
	2021	2020	2021	2020
Revenues:
Transportation revenues	$18,746	18,032	$56,187	62,191
Fuel surcharges	2,109	979	4,624	5,156
Total revenues	20,855	19,011	60,811	67,347

Cost of operations:
Compensation and benefits	9,200	8,575	26,938	29,954
Fuel expenses	2,568	1,738	7,130	8,147
Repairs & tires	1,316	1,182	4,033	4,504
Other operating	734	768	2,302	2,699
Insurance and losses	1,789	1,443	5,840	6,767
Depreciation expense	1,662	1,815	5,078	5,604
Rents, tags & utilities	653	719	2,052	2,222
Sales, general & administrative	2,284	1,839	6,561	6,929
Corporate expenses	426	362	1,516	1,713
Gain on sale of terminal sites	(183)	—	(1,614)	—
Loss (gain) on disposition of PP&E	(46)	(224)	153	(674)
Total cost of operations	20,403	18,217	59,989	67,865

Total operating profit (loss)	452	794	822	(518)

Interest income and other	1	4	4	131
Interest expense	(8)	(8)	(23)	(23)

Income (loss) before income taxes	445	790	803	(410)
Provision for (benefit from) income taxes	122	217	218	(118)

Net income (loss)	$323	573	$585	(292)

Reclassification adjust for net investment gains realized in net income	—	—	—	(5)

Comprehensive income (loss)	$323	573	$585	(297)

Earnings per common share:
Net Income (loss) -
Basic	$0.09	0.17	$0.17	(0.09)
Diluted	$0.09	0.17	$0.17	(0.09)

Number of shares (in thousands) used in computing:
-basic earnings per common share	3,402	3,377	3,391	3,366
-diluted earnings per common share	3,420	3,377	3,401	3,366

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PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands) (Unaudited)

	June 30,	September 30,
Assets	2021	2020
Current assets:
Cash and cash equivalents	$10,586	15,962
Cash held in escrow	581	—
Accounts receivable (net of allowance for doubtful accounts of $78 and $87, respectively)	5,308	5,005
Inventory of parts and supplies	893	903
Prepaid tires on equipment	1,369	1,414
Prepaid taxes and licenses	120	522
Prepaid insurance	1,856	2,444
Prepaid expenses, other	326	291
Total current assets	21,039	26,541

Property and equipment, at cost	80,122	83,204
Less accumulated depreciation	55,388	52,805
Net property and equipment	24,734	30,399

Operating lease right-of-use assets	2,193	2,964
Goodwill	3,637	3,637
Intangible assets, net	806	957
Other assets, net	160	171
Total assets	$52,569	64,669

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,861	2,679
Federal and state taxes payable	709	284
Accrued payroll and benefits	2,764	3,156
Accrued insurance	958	1,210
Accrued liabilities, other	1,679	1,281
Operating lease labilities, current portion	1,065	1,065
Total current liabilities	9,036	9,675

Operating lease liabilities, less current portion	1,253	2,073
Deferred income taxes	3,604	5,087
Accrued insurance	1,886	1,886
Other liabilities	885	900
Total liabilities	16,664	19,621
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, 5,000,000 shares authorized, of which 250,000 shares are designated Series A Junior Participating Preferred Stock; $0.01 par value; none issued and outstanding	—	—
Common stock, $.10 par value; (25,000,000 shares authorized; 3,402,146 and 3,377,279 shares issued and outstanding, respectively)	340	338
Capital in excess of par value	39,072	38,670
(Accumulated deficit) Retained earnings	(3,612)	5,935
Accumulated other comprehensive income, net	105	105
Total shareholders’ equity	35,905	45,048
Total liabilities and shareholders’ equity	$52,569	64,669